Exhibit 10.3

CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT

This agreement (“Agreement”) is made as of the 1st day of September, 2008 (“Effective Date”) by and among THOMAS PROPERTIES GROUP, INC. and THOMAS PROPERTIES GROUP, L.P. (collectively, the “Company”), and PAUL S. RUTTER (the “Executive”).

For good and valuable consideration, Executive and Company hereby agree as follows:

1. This Agreement will be effective on the Effective Date.

2. Executive hereby assigns to Company all rights or interests that Executive may presently have or which may be acquired during the term of Executive’s employment with the Company, in Company “Proprietary Information” as defined below in Section 5, and acknowledges that all such Proprietary Information is the sole property of Company and its assigns.

3. Subject to the provisions of Section 7 hereof, in the event that, during the term of Executive’s employment with the Company, Executive creates or assists in the creation of any Company “Proprietary Information,” or any other Company intellectual property, and/or Executive prepares, accumulates or otherwise comes into possession of any materials or information during the course of performance of Executive’s duties which relate in any manner to Company’s business or development of services, Executive agrees that all such “Proprietary Information” and intellectual property shall be and remain the property of Company. In the event Executive’s employment with Company is terminated, for any reason, Executive shall promptly deliver to Company all such “Proprietary Information” and intellectual property (and any copies thereof), as well as any materials related to Company’s trade secrets or confidential information (and any copies thereof), which are within Executive’s custody or control.

4. Executive agrees to disclose to Company all “Proprietary Information” and intellectual property developed during the term of his/her employment, whether made solely or jointly with others, which relate to Company’s business, research, or development of products and services.

5. During the term of Executive’s employment with Company and thereafter, Executive will not offer or disclose by any means, or use in any manner, for Executive’s own benefit or the benefit of any other person or entity (other than Company or its affiliate Thomas Properties Group, L.P.), any Company “Proprietary Information” or Company intellectual property. As used herein, the terms “Proprietary Information,” “intellectual property” and “trade secrets,” shall include, but not be limited to: (a) all information of any kind regarding Company’s business, research, marketing, sales, operations and products and plans for development of new business products and services; (b) all operational designs and techniques related to business, marketing and financial information or data of any kind related to Company’s business and business opportunities; (c) all information of any kind regarding Company’s suppliers, vendors, consultants, agents and customers, including lists or compilations of any such persons or entities; (d) all information of any kind regarding Company’s officers, directors and shareholders (other than Executive), including their respective abilities, functions, conduct or pay; (e) all proprietary information of any kind received or developed under agreement or other arrangement by

Company with any third party; and (f) all unpublished materials received or developed, including all works of authorship, which relate to the business of Company, including but not limited to those concerning proprietary, trade secret or Company-private information, investment strategies, development plans, research and development data, and any other technical reports relating to Company’s business operations now existing or which may be developed during the term of Executive’s employment with Company.

6. Executive understands and agrees that a breach of the provisions contained herein could cause significant and irreparable harm to Company that could not be satisfactorily compensated in monetary terms. Accordingly, and without in any way limiting Company from taking any other legal action to which it may be entitled to under law or in equity, in the event of any such breach or threatened breach, Company will be entitled to injunctive relief including the immediate ex parte issuance, without bond, of a temporary restraining order against any such breach of threatened breach.

7. This Agreement shall not apply to: (a) any invention developed by Executive which qualifies under the provisions of California Labor Code, Section 2870; (b) any information which is or becomes publicly available, unless it becomes such as a result of a breach of this Agreement; (c) any information which Company subsequently discloses to any other person or entity without restriction; or (d) disclosure required by law or legal process; provided, that if Executive receives actual notice that the Executive is or may be required by law or legal process to disclose any such information, Executive shall promptly so notify Company, and in any event within five (5) days after the receipt of such notice.

8. No amendment or modification to this Agreement shall be valid unless in writing signed by Executive and an authorized officer of Company.

9. The execution of this Agreement shall not be construed in any manner to alter Executive’s employment with Company as provided in his Employment Agreement.

10. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof or as a waiver of any other provisions of this Agreement. The remedies set forth herein are nonexclusive and are in addition to any other remedies that any party may have at law or in equity.

11. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs as set forth in the Employment Agreement.

12. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to the Company:

c/o Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attn: James A. Thomas, CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

13. This Agreement is entered into and shall be governed and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. It shall be binding upon and inure to the benefit of the parties, and to their respective heirs, personal representatives, successors and assigns. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to illegal, invalid or unenforceable, then the remaining provisions of this Agreement shall not be voided, but shall be enforced to the maximum extent permissible by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Executive	Thomas Properties Group, Inc.,
a Delaware corporation

/s/ Paul S. Rutter	By:	/s/ James A. Thomas
PAUL S. RUTTER	Title:	Chief Executive Officer

Thomas Properties Group, L.P.,
a Maryland limited partnership

	By:	Thomas Properties Group, Inc.
		Its	General Partner

		By:	/s/ James A. Thomas
		Title:	Chief Executive Officer

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